EXHIBIT 10.1

Keith J. Peden Senior Vice President Human Resources 781.860.2380 781.860.2912 fax	Raytheon Company Executive Offices 141 Spring Street Lexington, Massachusetts 02421 USA

September 24, 2003

Mr. Francis S. Marchilena

Re:    Transition Agreement

Dear Frank:

Please accept this letter confirming the understandings we have reached with respect to: (i) the lapse of restrictions on 20,146 shares of performance-based restricted stock; (ii) the lapse of restrictions on 50,000 shares of restricted stock that you have deferred into a trust at Mellon Bank; and (iii) your resignation as an officer and/or director of the companies set forth on Attachment A hereto.

1.	Lapse of Restrictions on Performance-Based Restricted Stock: Subject to the approval of the Management Development and Compensation Committee of the Board of Directors of the Company (the “MDCC”), the Company will recognize that the performance goals related to the lapsing of restrictions on 20,146 shares of restricted stock have been met and the restrictions on such shares shall lapse on September 24, 2003. You have requested to use shares to satisfy any tax obligation that may arise when these shares vest on September 24, 2003.

2.	Lapse of Restrictions on Deferred and Unvested Shares in Mellon Trust: You have elected to defer certain shares of restricted stock into a trust at Mellon Bank. Fifty thousand shares of such award remain unvested as of the date hereof. Twenty-five thousand shares of such award are scheduled to vest on January 26, 2004 in accordance with the vesting schedule established on the date of grant. As approved by the MDCC, the remaining 25,000 shares will vest on September 30, 2005.

Frank S. Marchilena

Transition Agreement

3.	Officer and Director Positions. You agree to resign, effective immediately, as an officer and/or director of the companies set forth on Attachment A hereto. You shall execute and return a resignation letter as evidence thereof.

4.	Trading Window: You acknowledge that in the course of your responsibilities at the Company you may have come into contact with material non-public information and that you may be considered an “insider” for securities law purposes. You further acknowledge that you will continue to be subject to the Company’s Insider Trading Policy and blackout periods and trading windows thereunder for three months following your resignation as an executive officer of the Company.

5.	Pension: For purposes of calculation of your pension under the provisions of the Raytheon Company Pension Plan for Salaried Employees (“Plan”), you will receive age and service recognition as if you were an active participant in the Plan through September 30, 2005. For the purpose of calculating your final average earnings under the Plan, you will be treated as continuing as an active participant through September 30, 2005.

6.	Miscellaneous. This letter shall constitute an amendment to your Transition Agreement dated July 31, 2002 (including but not limited to paragraph 5 thereunder). Except as set forth herein, all of the terms and conditions of your Transition Agreement shall remain in full force and effect and are hereby ratified and confirmed. To the extent that there are any inconsistent terms in your Transition Agreement and this Agreement, the terms of this Agreement shall take precedence.

Frank S. Marchilena

Transition Agreement

If you have any questions regarding the above, please contact me at (781) 860-2380.

Sincerely,

/s/ Keith J. Peden

Keith J. Peden Senior Vice President, Human Resources

ACCEPTED:

/s/ Francis S. Marchilena	Date: Oct. 22, 2003

Francis S. Marchilena

Frank S. Marchilena

Transition Agreement

Attachment A

Directorships and Officerships as of September 24, 2003

Company	Title

Raytheon Canada Ltd.	Director and Chairman

Raytheon Systems Ltd.	Director

Thales-Raytheon Systems Company Limited	Director

Thales-Raytheon Systems Company SAS	Director

Raytheon Company	Executive Vice President Leader – Discontinued Operations